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                                                                      Exhibit 99
                                                                      ----------

              ALLMERICA FINANCIAL TO ACQUIRE CITIZENS CORPORATION;
                 BOARD AUTHORIZES REPURCHASE OF ALLMERICA STOCK


WORCESTER, Mass., October 27, 1998 - Allmerica Financial corporation (NYSE: AFC) today announced that it, or one of its wholly-owned subsidiaries, shortly will commence a cash tender offer to acquire all of the outstanding shares of Citizens Corporation (NYSE: CZC) common stock that it does not already own at a price of $29.00 per share.

If Allmerica Financial acquires at least 90 percent of the ownership interest in Citizens Corporation as a result of the tender offer, it intends to initiate a merger of Citizens Corporation with one of its subsidiaries through which any remaining shares of Citizens Corporation not then owned by Allmerica Financial or its subsidiaries will be converted into cash at the tender offer price.

Based on the number of shares of Citizens Corporation common stock held by unaffiliated stockholders, the transaction is valued at approximately $171 million.

Allmerica Financial also announced that its board of directors has authorized the expenditure of up to $200 million to repurchase outstanding shares of its own common stock. Purchases will be made in the open market or through negotiated transactions, according to the company.

"Both the tender offer and the stock repurchase program represent an effective use of the company's capital and underscore our confidence in the company's operating strategies," said Edward J. Parry, III, vice president and chief financial officer at Allmerica Financial.

This news release does not constitute an offer to purchase any securities, or authorization for or with respect to a meeting of the shareholders of Allmerica Financial or Citizens Corporation or any action in lieu of a meeting. Any offers will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies based in Worcester, Mass.


CONTACT:                 Investors                 Media
                         ---------                 -----
                         Jean Peters               Michael F. Buckley
                         (508) 855-3599            (508) 855-3099


AF-35
10/98